ADAMIS PHARMACEUTICALS CORPORATION 10-K

Exhibit 21.1

SUBSIDIARIES OF ADAMIS PHARMACEUTCALS CORPORATION.

Name	State of Incorporation

Biosyn, Inc.	Pennsylvania
Adamis Corporation	Delaware
U.S. Compounding, Inc.	Arkansas